Exhibit 10.6

CERUS CORPORATION

NONSTATUTORY STOCK OPTION

2008 EQUITY INCENTIVE PLAN

Name, Optionholder:

CERUS CORPORATION (the “Company”), pursuant to its 2008 EQUITY INCENTIVE PLAN (“the Plan”), has granted to you, the optionholder named above, an option to purchase shares of the common stock of the Company (“Common Stock”). This option is not intended to qualify as and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The details of your option are as follows:

1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is             (            ).

2. GRANT DATE. The grant date of this option is             .

3. VESTING. Subject to the limitations contained herein, your option shall become vested and exercisable in             equal monthly installments. The vesting of each installment shall occur on             following the date of grant, beginning with the             following the date of grant; provided that your Continuous Service has not been interrupted during the period preceding each vesting date. Notwithstanding the foregoing, the vesting of your option shall be accelerated in the event of a corporate transaction of the Company, as described in Section 10(c) of the Sub-Plan.

4. EXERCISE PRICE AND METHOD OF PAYMENT.

(a) Exercise Price. The exercise price of this option is             (            ) per share, being one hundred percent (100%) of the fair market value of the Common Stock on the date of grant of this option (which, in accordance with the terms of the Plan, shall be the closing sales price for the Company’s Common Stock on the market trading day on the date hereof, as quoted on the Nasdaq National Market);

(b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment that has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(i) Payment of the exercise price per share in cash (including check) at the time of exercise;

(ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) Provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in The Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

(iv) Payment by a combination of the methods of payment permitted by subsections 3(b)(i) through 3(b)(iii) above.

5. EXERCISE PRIOR TO VESTING PERMITTED.

(a) Conditions of Early Exercise. Subject to the provisions of this option you may elect at any time during your Continuous Service with the Company or an Affiliate of the Company to exercise the option as to any part or all of the shares subject to this option at any time during the term hereof, including without limitation, a time prior to the date of earliest exercise (“vesting”) stated in Section 3 hereof; provided, however, that:

(i) a partial exercise of this option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

(ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement; and

(iii) you shall enter into an Early Exercise Stock Purchase Agreement in the form provided by the Company with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

(b) Expiration of Early Exercise Election. The election provided in this Section 4 to purchase shares upon the exercise of this option prior to the vesting dates shall cease upon termination of your Continuous Service with the Company or an Affiliate of the Company and may not be exercised after the date thereof.

6. WHOLE SHARES. This option may not be exercised for any number of shares that would require the issuance of anything other than whole shares.

7. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended, or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

8. TERM. The term of this option commences on the date of grant, and expires at midnight on the day before the tenth (10th) anniversary from the date of grant (the “Expiration Date”), unless this option expires sooner as set forth below or in the Sub-Plan. In no event may this option be exercised after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Service (as defined in the Sub-Plan) unless one of the following circumstances exists:

(a) If your termination of Continuous Service is due to your Disability (as defined in the Sub-Plan), then this option will then expire on the earlier of the Expiration Date or twelve (12) months following such termination.

(b) If your termination of Continuous Service is due to your death or your death occurs within three (3) months following such termination, then this option will then expire on the earlier of the Expiration Date or eighteen (18) months after your death.

(c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in Section 7 above, then your option will not expire until the earlier of the Expiration Date set forth above or until the expiration of a period of three (3) months after your termination of Continuous Service during which exercise of the option would not violate the condition set forth in Section 7 above.

This option may be exercised following termination of Continuous Service only as to that number of shares as to which it was vested on the date of such termination under the schedule set forth in Section 3 of this option.

9. EXERCISE.

(a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price, to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising this option you agree that, as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

10. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

11. NOTICES. Any notices provided for in this option or the Sub-Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

12. GOVERNING SUB-PLAN DOCUMENT. This option is subject to all the provisions of the Sub-Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Sub-Plan relating to option provisions and Section 10 relating to adjustments upon changes in stock, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Sub-Plan. In the event of any conflict between the provisions of this option and those of the Sub-Plan, the provisions of the Sub-Plan shall control.

Dated                 .

Very truly yours,

CERUS CORPORATION

By:
Duly authorized on behalf
of the Board of Directors

Attachments:

Cerus Corporation 2008 Equity Incentive Plan

The undersigned:

(a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Sub-Plan; and

(b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionholder and the Company and its Affiliates regarding the acquisition of stock in the Company under this option and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

None
(Initial)

Other

Optionholder

Address: